n e w s r e l e a s e

Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Lisa Stoner Humana Investor Relations (502) 580-2652 e-mail: LStamper@humana.com
Mark Taylor
Humana Corporate Communications
(317) 753-0345
e-mail: MTaylor108@humana.com

Humana Reports First Quarter 2025 Financial Results;
Affirms Full Year 2025 Adjusted Financial Guidance

•Reports 1Q25 earnings per share (EPS) of $10.30 on a GAAP basis, Adjusted EPS of $11.58
•1Q25 Insurance segment benefit ratio of 87.4 percent, in line with the company's previously disclosed expectation of 'approximately 87.5 percent'
•Affirms Adjusted FY 2025 EPS guidance of 'approximately $16.25'; while revising GAAP EPS to 'approximately $14.68' from the previous estimate of 'approximately $15.88'
•Affirms FY 2025 Insurance segment benefit ratio guidance range of 90.1 percent to 90.5 percent
•Affirms expected individual Medicare Advantage annual membership decline of approximately 550,000, inclusive of the impact of exiting certain unprofitable plans and counties
◦Remains confident in 2025 pricing strategy as the company prioritizes membership that is expected to drive sustainable, long-term value creation
•Continues to advance the company's long-term strategy with achievements within the CenterWell and Medicaid businesses
◦CenterWell Pharmacy selected as the fulfillment pharmacy for NovoCare® Pharmacy’s weight loss medication for cash pay customers
◦Illinois announced its intent to award the company a contract for the state's new Fully Integrated Dual Eligible Special Needs Plan program
•Publishes prepared management remarks to Investor Relations page of www.humana.com ahead of this morning's 8:00 a.m. ET question and answer session to discuss its financial results for the quarter and expectations for future earnings

LOUISVILLE, KY (April 30, 2025) – Humana Inc. (NYSE: HUM) today reported consolidated pretax results and net earnings per share (EPS) for the quarter ended March 31, 2025 (1Q25) versus the quarter ended March 31, 2024 (1Q24) as noted in the tables below.

Consolidated income before income taxes and equity in net losses (pretax results) in millions	1Q25 (a)	1Q24 (a)
Generally Accepted Accounting Principles (GAAP)	$1,691	$1,014
Amortization associated with identifiable intangibles	15	16
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	163	131
Value creation initiatives	24	29
Impact of exit of employer group commercial medical products business	—	1
Adjusted (non-GAAP)	$1,893	$1,191

Diluted earnings per share (EPS)	1Q25 (a)	1Q24 (a)
GAAP	$10.30	$6.11
Amortization associated with identifiable intangibles	0.12	0.13
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	1.35	1.08
Value creation initiatives	0.20	0.24
Impact of exit of employer group commercial medical products business	—	0.01
Cumulative net tax impact	(0.39)	(0.34)
Adjusted (non-GAAP)	$11.58	$7.23
Refer to the "Footnotes" section included herein for further explanation of disclosures for Adjusted (non-GAAP)
financial measures, as well as additional reconciliations.
Please refer to the tables above, as well as the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year comparisons.
“Our team has done a great job launching us on a strong start to the year. Medicare Advantage is performing as expected and we are excited about our progress in expanding CenterWell and Medicaid,” said Humana President and CEO Jim Rechtin. “We are confident in the growth outlook for value-based care and Medicare Advantage, which will allow us to provide more quality care to a broader group of patients and members."

FY 2025 Earnings Guidance
Humana revises its GAAP EPS guidance for the year ending December 31, 2025 (FY 2025) to 'approximately $14.68' from 'approximately $15.88', while affirming its Adjusted EPS guidance of 'approximately $16.25'. Additional FY 2025 guidance points are included on page 12 of this earnings release.

Diluted earnings per share	FY 2025 Guidance	FY 2024 (a)
GAAP	approximately $14.68	$9.98
Amortization associated with identifiable intangibles	0.49	0.50
Put/call valuation adjustments associated with the company's non-consolidating minority interest investments (b)	1.35	2.45
Value creation initiatives (b)	0.20	2.33
Impact of exit of employer group commercial medical products business	—	1.19
Impairment charges	—	1.65
Cumulative net tax impact	(0.47)	(1.89)
Adjusted (non-GAAP) – FY 2025 projected (b); FY 2024 reported	approximately $16.25	$16.21
Refer to the "Footnotes" section included herein for further explanation of disclosures for Adjusted (non-GAAP) financial measures, as well as additional reconciliations.

Humana Consolidated Highlights

Humana Inc. Summary of Results ($ in millions, except per share amounts)	1Q25 (a)	1Q24 (a)
Revenues	$32,112	$29,611
Revenues - Adjusted (non-GAAP)	$32,112	$29,332
Pretax results	$1,691	$1,014
Pretax results - Adjusted (non-GAAP)	$1,893	$1,191
EPS	$10.30	$6.11
EPS - Adjusted (non-GAAP)	$11.58	$7.23
Benefit ratio	87.0%	88.9%
Operating cost ratio	10.6%	10.4%
Operating cost ratio - Adjusted (non-GAAP)	10.5%	10.2%
Operating cash flows	$331	$423
Parent company cash and short term investments	$1,234	$509
Debt-to-total capitalization	42.8%	45.1%
Days in Claims Payable (DCP)	38.8	42.5
Refer to the "Footnotes" section included herein for further explanation of disclosures for Adjusted (non-GAAP)
financial measures, as well as reconciliations.
Consolidated Revenues
The favorable year-over-year GAAP consolidated revenues comparison was primarily driven by the following factors:
•higher per member Medicare and state-based contracts premiums; the Medicare increase was driven largely by an increased direct subsidy due to the Inflation Reduction Act (IRA), and
•membership growth in the company's stand-alone PDP and state-based contracts businesses.
These factors were partially offset by the membership decline within the individual Medicare Advantage business, inclusive of the company's decision to exit certain unprofitable plans and counties.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted (non-GAAP) consolidated revenues for the respective periods.
Consolidated Benefit Ratio
The year-over-year decline in the GAAP consolidated benefit ratio primarily reflected the following items:
•individual Medicare Advantage pricing inclusive of plan exits, benefit design changes, and favorable workday impacts in 1Q25 more than offsetting claims trend and the funding environment, and
•the change in Medicare Part D seasonality due to the IRA.
These factors were partially offset by the following:
•a shift in line of business mix resulting from reductions in individual Medicare Advantage membership, combined with growth in the stand-alone PDP and state-based contracts businesses, which carry a higher benefit ratio,
•delayed flu season that led to a more acute period in 1Q25 compared to 1Q24, and

•lower favorable prior period medical claims reserve development.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted (non-GAAP) consolidated benefit ratios for the respective periods.
Prior Period Medical Claims Reserve Development (Prior Period Development)

Consolidated Favorable Prior Period Development $ in millions Basis points (bps)	First Quarter
Prior Period Development from prior years recognized in 2025	$477
Decrease to GAAP benefit ratio	(160 bps)
Prior Period Development from prior years recognized in 2024	$535
Decrease to GAAP benefit ratio	(190 bps)
Consolidated Operating Cost Ratio
The year-over-year increase in the GAAP consolidated operating cost ratio from 1Q24 primarily resulted from business mix changes, including within the CenterWell segment which runs a significantly higher operating cost ratio than the Insurance segment, combined with the operating leverage impact of the loss of individual Medicare Advantage membership.
This was partially offset by the following items:
•administrative cost efficiencies resulting from the company's value creation initiatives, and
•operating leverage associated with increased revenues from the impact of the IRA as described above.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted (non-GAAP) consolidated operating cost ratios for the respective periods.
Balance sheet
•Days in claims payable (DCP) of 38.8 days at March 31, 2025 represented an increase of 1.0 day from 37.8 days at December 31, 2024 and a decrease of 3.7 days from 42.5 days at March 31, 2024.
The 1.0 day sequential increase was primarily driven by increased processed claims inventory as of March 31, 2025 compared to December 31, 2024.
The 3.7 days year-over-year decrease was primarily driven by an increased proportion of Medicare prescription drug benefit expense as a result of structural changes associated with the IRA. Pharmacy claims are processed more quickly than medical claims leading to a lower DCP.
•Humana's debt-to-total capitalization at March 31, 2025 increased 90 basis points to 42.8 percent from 41.9 percent at December 31, 2024 primarily driven by the $1.5 billion issuance of senior notes in March 2025, partially offset by the impact of 1Q25 net earnings.
Operating cash flows
The year-over-year decrease in GAAP operating cash flows primarily reflected the unfavorable impact of working capital items, partially offset by higher earnings in 1Q25.
Humana’s Insurance Segment
This segment is comprised of insurance products serving Medicare and state-based contract beneficiaries, as well as individuals and employers. The segment also includes the company's Pharmacy Benefit Manager, or PBM, business.

Insurance Segment Results ($ in millions)	1Q25 (a)	1Q24 (a)
Revenues	$30,937	$28,699
Revenues - Adjusted (non-GAAP)	$30,937	$28,420
Benefit ratio	87.4%	89.3%
Benefit ratio - Adjusted (non-GAAP)	87.4%	89.4%
Operating cost ratio	8.2%	8.3%
Operating cost ratio - Adjusted (non-GAAP)	8.2%	8.2%
Income from operations	$1,574	$898
Income from operations - Adjusted (non-GAAP)	$1,578	$903
Refer to the "Footnotes" section included herein for further explanation of disclosures for Adjusted
(non-GAAP) financial measures, as well as recalculations.

Insurance Segment Revenues
The year-over-year increase in GAAP segment revenues from 1Q24 primarily reflected the following items:
•higher per member Medicare and state-based contracts premiums; the Medicare increase was driven largely by an increased direct subsidy due to the IRA, and
•membership growth in the company's stand-alone PDP and state-based contracts businesses.
These factors were partially offset by the membership decline within the individual Medicare Advantage business, inclusive of the company's decision to exit certain unprofitable plan and counties.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted (non-GAAP) Insurance segment revenues for the respective periods.
Insurance Segment Benefit Ratio
The year-over-year decline in the GAAP segment benefit ratio primarily reflected the following items:
•individual Medicare Advantage pricing inclusive of plan exits, benefit design changes, and favorable workday impacts in 1Q25 more than offsetting claims trend and the funding environment, and
•the change in Medicare Part D seasonality due to the IRA.
These factors were partially offset by the following:
•a shift in line of business mix resulting from reductions in individual Medicare Advantage membership, combined with growth in the stand-alone PDP and state-based contracts businesses, which carry a higher benefit ratio,
•delayed flu season which led to a more acute period in 1Q25 compared to 1Q24, and
•lower favorable prior period medical claims reserve development.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted (non-GAAP) Insurance segment benefit ratios for the respective periods.

Insurance Segment Operating Cost Ratio
The year-over-year decrease in the GAAP segment operating cost ratio from 1Q24 primarily related to the following:
•administrative cost efficiencies resulting from the company's value creation initiatives, and
•operating leverage associated with increased revenues from the impact of the IRA as described above.
These factors were partially offset by the operating leverage impact of the loss of individual Medicare Advantage membership.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted (non-GAAP) Insurance segment operating cost ratios for the respective periods.
Humana’s CenterWell Segment
This segment includes pharmacy (excluding the PBM operations), primary care, and home solutions. Services offered by this segment are designed to enhance the overall healthcare experience. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

CenterWell Segment Results ($ in millions)	1Q25	1Q24
Revenues	$5,095	$4,818
Operating cost ratio	91.1%	93.0%
Income from operations	$392	$282
Income from operations - Adjusted (non-GAAP) (c)	$451	$335
Refer to the "Footnotes" section included herein for further explanation of disclosures for Adjusted (non-GAAP)
financial measures, as well as reconciliations.
CenterWell Segment Revenues
The favorable year-over-year CenterWell segment revenues comparison was primarily driven by higher revenues associated with growth in the company's primary care business, partially offset by the impact of the v28 risk model revision.
CenterWell Segment Operating Cost Ratio
The year-over-year decrease in the segment's operating cost ratio primarily resulted from the following:
•administrative cost efficiencies resulting from the company's value creation initiatives, and
•more favorable operating trends in the primary care business in 1Q25 as a result of stabilizing medical cost trends and maturation of the company's v28 mitigation activities, partially offset by the continued phase-in of v28.
See additional operational metrics for the CenterWell segment on pages S-11 through S-13 of the statistical supplement included in this earnings release.
Conference Call

Humana will host a live question-and-answer session for analysts at 8:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. In advance of the question-and-answer session, Humana will post prepared management remarks to the Quarterly Results section of its Investor Relations page (https://humana.gcs-web.com/financial-information/quarterly-results).

A webcast of the 1Q25 earnings call may be accessed via Humana’s Investor Relations page at https://humana.gcs-web.com/.

If you anticipate asking a question during the question-and-answer session, please register in advance at this link - https://register-conf.media-server.com/register/BI037cbce4506a41c296e366c2be45b6f2.

Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique registrant ID.

The company suggests participants listening via the web or the conference call sign in or dial in at least 15 minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at https://humana.gcs-web.com/, approximately two hours following the live webcast.
Footnotes
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the corresponding GAAP measures, provide a comprehensive perspective to more accurately compare and analyze the company’s core operating performance over time. Consequently, management uses these non-GAAP (Adjusted) financial measures as consistent and uniform indicators of the company’s core business operations from period to period, as well as for planning and decision-making purposes and in determination of incentive compensation. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this earnings release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at non-GAAP (Adjusted) financial measures.
(a) For the periods covered in this earnings release, the following items are excluded from the non-GAAP financial measures described above, as applicable. Note each of the adjustments described below impacted FY 2024 Adjusted EPS as shown on page 2.

•Amortization associated with identifiable intangibles - Since amortization varies based on the size and timing of acquisition activity, management believes this exclusion provides a more consistent and uniform indicator of performance from period to period. For all periods shown within this earnings release, GAAP measures affected include consolidated pretax results, EPS, and Insurance and CenterWell segments' income from operations. The table below discloses respective period amortization expense for each segment:

Amortization (in millions)	1Q25	1Q24
Insurance segment	$4	$4
CenterWell segment	$11	$12

•Put/call valuation adjustments associated with the company’s non-consolidating minority interest investments - These amounts are the result of fair value measurements associated with the company's primary care strategic partnership and are unrelated to the company's core business operations. For all periods shown within this earnings release, GAAP measures affected include consolidated pretax results and EPS.
•Value creation initiatives - These charges relate to the company's ongoing initiative to drive additional value for the enterprise through cost saving, productivity initiatives, and value creation from previous investments, and primarily consist of asset impairment, severance charges, and external consulting spend specific to these initiatives. These charges were recorded at the corporate level and not allocated to the segments. For all periods shown within this earnings release, GAAP measures affected in this release include consolidated pretax results, EPS, and the consolidated operating cost ratio.
•Impact of exit of employer group commercial medical products business - These amounts relate to activity from the exit of the employer group commercial medical products business as announced by Humana on February 23, 2023. For 1Q24, GAAP measures affected in this earnings release include consolidated pretax results, EPS, consolidated revenues, consolidated operating cost ratio, Insurance segment revenues, Insurance segment benefit ratio, Insurance segment operating cost ratio, and Insurance segment income from operations.
•Impairment charges - The company recognized non-cash impairment charges in 2024 related to certain indefinite-lived intangible assets based on the company's estimate of future financial performance in certain state markets. These charges were recorded at the corporate level and not allocated to the segments. No impact to 1Q25 or 1Q24 results.
•Cumulative net tax impact - This adjustment represents the cumulative net impact of the corresponding tax benefit or expense related to the aforementioned items excluded from the applicable GAAP measures. For all periods presented in this earnings release, EPS is the sole GAAP measure affected.

In addition to the reconciliations shown on page 2 of this release, the following are reconciliations of GAAP to Adjusted (non-GAAP) measures described above and disclosed within this earnings release:

Revenues

CONSOLIDATED Revenues (in millions)	1Q25	1Q24
GAAP	$32,112	$29,611
Impact of exit of employer group commercial medical products business	—	(279)
Adjusted (non-GAAP)	$32,112	$29,332

INSURANCE SEGMENT Revenues (in millions)	1Q25	1Q24
GAAP	$30,937	$28,699
Impact of exit of employer group commercial medical products business	—	(279)
Adjusted (non-GAAP)	$30,937	$28,420

Insurance Segment Benefit Ratio

INSURANCE SEGMENT Benefit ratio	1Q25	1Q24
GAAP	87.4%	89.3%
Impact of exit of employer group commercial medical products business	—%	0.1%
Adjusted (non-GAAP)	87.4%	89.4%

Operating Cost Ratio

CONSOLIDATED Operating cost ratio	1Q25	1Q24
GAAP	10.6%	10.4%
Impact of exit of employer group commercial medical products business	—%	(0.1)%
Value creation initiatives	(0.1)%	(0.1)%
Adjusted (non-GAAP)	10.5%	10.2%

INSURANCE SEGMENT Operating cost ratio	1Q25	1Q24
GAAP	8.2%	8.3%
Impact of exit of employer group commercial medical products business	—%	(0.1)%
Adjusted (non-GAAP)	8.2%	8.2%

Insurance Segment - Income from Operations

INSURANCE SEGMENT Income from operations (in millions)	1Q25	1Q24
GAAP	$1,574	$898
Amortization associated with identifiable intangibles	4	4
Impact of exit of employer group commercial medical products business	—	1
Adjusted (non-GAAP)	$1,578	$903

(b) FY 2025 projected Adjusted results exclude the future impact of items that cannot be estimated at this time.

(c) The CenterWell segment Adjusted income from operations includes an adjustment to add back depreciation and amortization expense to the segment's GAAP income from operations since such an adjustment is commonly utilized for valuation purposes within the healthcare delivery industry.

CENTERWELL SEGMENT Income from operations (in millions)	1Q25	1Q24
GAAP	$392	$282
Depreciation and amortization expense	59	53
Adjusted (non-GAAP)	$451	$335
Cautionary Statement
This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “assumes,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:
•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, Humana's reserves may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, including its Medicare initiatives, which are of particular importance given the concentration of the company's revenues in these products, state-based contract strategy, the growth of its CenterWell business, and its integrated care delivery model, the company’s business may be materially adversely affected.
•The number of Humana’s Medicare Advantage plans rated 4-star or higher will significantly decline in 2025. Humana has filed a lawsuit seeking to set aside and vacate the 2025 Star Ratings of its Medicare Advantage plans, but there is no assurance that the company will prevail in this lawsuit. If the company is not successful, the decline in Star Ratings will negatively impact its 2026 quality bonus payments from CMS and may also significantly adversely affect the company’s revenues, operating results, and cash flows. In addition, there can be no assurances the company will be successful in maintaining or improving its Star Ratings in future years.
•If Humana, or the third-party service providers on which it relies, fails to properly maintain the integrity of its data, to strategically maintain existing or implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, contain such attacks when they occur, or prevent other privacy or data security incidents that result in security breaches that disrupt the company's operations or in the unintentional dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts; governmental audits and investigations; potential inadequacy of government determined payment rates; potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business; or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage plans or retrospective recovery by CMS of previously paid premiums as a result of the final rule related to the risk adjustment data validation audit methodology published by CMS on January 30, 2023 (Final RADV Rule), which Humana believes fails to address adequately the statutory requirement of actuarial equivalence and violates the Administrative Procedure Act due to its failure to include a "Fee for Service Adjuster" could have a material adverse effect on the company's operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.

•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana faces significant competition in attracting and retaining talented employees. Further, managing succession for, and retention of, key executives is critical to the Company’s success, and its failure to do so could adversely affect the Company’s businesses, operating results and/or future performance.
•Humana’s pharmacy business is highly competitive and subjects it to regulations and supply chain risks in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•Volatility or disruption in the securities and credit markets may significantly and adversely affect the value of our investment portfolio and the investment income that we derive from this portfolio.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:
•Form 10-K for the year ended December 31, 2024;
•Form 8-Ks filed during 2025.
About Humana
Humana Inc. is committed to putting health first – for our teammates, our customers, and our company. Through our Humana insurance services, and our CenterWell health care services, we make it easier for the millions of people we serve to achieve their best health – delivering the care and service they need, when they need it. These efforts are leading to a better quality of life for people with Medicare, Medicaid, families, individuals, military service personnel, and communities at large. Learn more about what we offer at Humana.com and at CenterWell.com.

Humana Inc. Full Year 2025 Projections - As of April 30, 2025
no changes from initial guidance provided as of February 11, 2025, with the exception of GAAP EPS

Diluted earnings per common share (EPS)
GAAP: approximately $14.68 (previously approximately $15.88)
Non-GAAP: approximately $16.25

Total Revenues
Consolidated	GAAP: $126 billion to $128 billion	Consolidated and segment level revenue projections include expected investment income. Segment level revenues include amounts that eliminate in consolidation.
Insurance segment	GAAP: $121 billion to $123 billion
CenterWell segment	GAAP: $20.5 billion to $21.5 billion

Change in year-end medical membership from prior year-end
Individual Medicare Advantage	Decline of approximately 550,000
Group Medicare Advantage	Relatively flat
Medicare stand-alone PDP	Growth of approximately 200,000
State-based contracts	Growth within 175,000 to 250,000 range	State-based contracts guidance includes membership in Florida, Illinois, Indiana, Kentucky, Louisiana, Ohio, Oklahoma, South Carolina, Virginia, and Wisconsin.

Benefit Ratio Insurance segment	GAAP: 90.1% to 90.5%	Ratio calculation: benefits expense as a percent of premiums revenues.

Operating Cost Ratio Consolidated	GAAP: 11.3% to 11.7%	Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income.

Segment Results
Insurance segment income from operations	GAAP: $1.5 billion to $2.0 billion	CenterWell segment Non-GAAP income from operations excludes the projected impact of segment depreciation and amortization.
CenterWell segment income from operations	GAAP: $1.0 billion to $1.5 billion Non-GAAP: $1.2 billion to $1.7 billion

Effective Tax Rate	GAAP: approximately 25.0%
Weighted Avg. Share Count for Diluted EPS	approximately 121.5 million
Cash flows from operations	GAAP: $2.4 billion to $2.9 billion
Capital expenditures	approximately $650 million

Humana Inc.
Statistical Schedules
and
Supplementary Information
1Q25 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 1Q25 Earnings Release

(S-3)	Summary of Results - Consolidated and Segment - Quarter
(S-4)	Consolidated Statements of Income - Quarter
(S-5)	Consolidated Balance Sheets
(S-6)	Consolidated Statements of Cash Flows - YTD
(S-7) - (S-8)	Consolidating Statements of Income - Quarter
(S-9)	Membership Detail
(S-10)	Premiums and Services Revenue Detail
(S-11) - (S-13)	CenterWell Segment - Pharmacy Solutions, Primary Care, & Home Solutions
(S-14)	Footnotes

Humana Inc. Summary of Results ($ in millions, except per share amounts)	1Q25 (a)	1Q24 (a)
CONSOLIDATED
Revenues	$32,112	$29,611
Revenues - Adjusted (non-GAAP)	$32,112	$29,332
Pretax results	$1,691	$1,014
Pretax results - Adjusted (non-GAAP)	$1,893	$1,191
EPS	$10.30	$6.11
EPS - Adjusted (non-GAAP)	$11.58	$7.23
Benefit ratio	87.0%	88.9%
Operating cost ratio	10.6%	10.4%
Operating cost ratio - Adjusted (non-GAAP)	10.5%	10.2%
Operating cash flows	$331	$423
Parent company cash and short term investments	$1,234	$509
Debt-to-total capitalization	42.8%	45.1%
Days in Claims Payable (DCP)	38.8	42.5
INSURANCE SEGMENT
Revenues	$30,937	$28,699
Revenues - Adjusted (non-GAAP)	$30,937	$28,420
Benefit ratio	87.4%	89.3%
Benefit ratio - Adjusted (non-GAAP)	87.4%	89.4%
Operating cost ratio	8.2%	8.3%
Operating cost ratio - Adjusted (non-GAAP)	8.2%	8.2%
Income from operations	$1,574	$898
Income from operations - Adjusted (non-GAAP)	$1,578	$903
CENTERWELL SEGMENT
Revenues	$5,095	$4,818
Operating cost ratio	91.1%	93.0%
Income from operations	$392	$282
Income from operations - Adjusted (non-GAAP) (c)	$451	$335
Refer to the "Footnotes" section included in the previous narrative portion of this release (beginning on page 7) for further explanation of disclosures for Adjusted (non-GAAP) financial measures, as well as reconciliations.

Humana Inc.
Consolidated Statements of Income (Unaudited)
Dollars in millions, except per common share results

	For the three months ended March 31,

	2025	2024
Revenues:
Premiums	$30,514	$28,261
Services	1,334	1,062
Investment income	264	288
Total revenues	32,112	29,611
Operating expenses:
Benefits	26,535	25,124
Operating costs	3,380	3,042
Depreciation and amortization	183	209
Total operating expenses	30,098	28,375
Income from operations	2,014	1,236
Interest expense	160	159
Other expense, net	163	63
Income before income taxes and equity in net losses	1,691	1,014
Provision from income taxes	406	251
Equity in net losses (A)	(43)	(24)
Net income	1,242	739
Net loss attributable to noncontrolling interests	2	2
Net income attributable to Humana	$1,244	$741
Basic earnings per common share	$10.31	$6.13
Diluted earnings per common share	$10.30	$6.11
Shares used in computing basic earnings per common share (000’s)	120,666	120,978
Shares used in computing diluted earnings per common share (000’s)	120,844	121,268

Humana Inc.
Consolidated Balance Sheets (Unaudited)
Dollars in millions, except share amounts

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$4,250	$2,221
Investment securities	17,888	18,214
Receivables, net	4,459	2,704
Other current assets	7,825	6,676
Total current assets	34,422	29,815
Property and equipment, net	2,427	2,532
Long-term investment securities	410	421
Equity method investments	659	697
Goodwill	9,631	9,631
Other long-term assets	3,381	3,383
Total assets	$50,930	$46,479
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$11,451	$10,440
Trade accounts payable and accrued expenses	5,380	5,259
Book overdraft	370	403
Unearned revenues	265	260
Short-term debt	577	577
Total current liabilities	18,043	16,939
Long-term debt	12,729	11,144
Other long-term liabilities	2,339	1,951
Total liabilities	33,111	30,034
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,719,321 issued at March 31, 2025	33	33
Capital in excess of par value	3,497	3,463
Retained earnings	29,453	28,317
Accumulated other comprehensive loss	(868)	(1,067)
Treasury stock, at cost, 78,025,846 shares at March 31, 2025	(14,364)	(14,371)
Total stockholders’ equity	17,751	16,375
Noncontrolling interests	68	70
Total equity	17,819	16,445
Total liabilities and equity	$50,930	$46,479
Debt-to-total capitalization ratio	42.8%	41.9%

Humana Inc.
Consolidated Statements of Cash Flows (Unaudited) Dollars in millions

	For the three months ended March 31,
	2025	2024
Cash flows from operating activities
Net income	$1,242	$739
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on investment securities, net	(2)	(1)
Equity in net losses	43	24
Stock-based compensation	49	45
Depreciation	200	226
Amortization	15	16
Impairment of property and equipment	9	33
Changes in operating assets and liabilities, net of effect of businesses acquired and disposed:
Receivables	(1,755)	(1,890)
Other assets	(686)	97
Benefits payable	1,011	1,488
Other liabilities	193	(422)
Unearned revenues	5	35
Other, net	7	33
Net cash provided by operating activities	331	423
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	—	(14)
Purchases of property and equipment, net	(95)	(177)
Changes in securities lending collateral receivable	(175)	—
Purchases of investment securities	(827)	(1,259)
Maturities of investment securities	889	645
Proceeds from sales of investment securities	522	391
Net cash provided by (used in) investing activities	314	(414)
Cash flows from financing activities
(Payments) receipts from contract deposits, net	(35)	499
Proceeds from issuance of senior notes, net	1,481	2,232
Repayments from issuance of commercial paper, net	(4)	(644)
Debt issue costs	(3)	(5)
Change in book overdraft	(33)	(20)
Common stock repurchases	(9)	(717)
Dividends paid	(108)	(109)
Change in securities lending payable	175	—
Change in rebate factor payable	(68)	—
Other, net	(12)	(29)
Net cash provided by financing activities	1,384	1,207
Increase in cash and cash equivalents	2,029	1,216
Cash and cash equivalents at beginning of period	2,221	4,694
Cash and cash equivalents at end of period	$4,250	$5,910

Humana Inc.
Consolidating Statements of Income—For the three months ended March 31, 2025 (Unaudited)
In millions

	Insurance	CenterWell	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$22,681	$—	$—	$22,681
Group Medicare Advantage	2,322	—	—	2,322
Medicare stand-alone PDP	1,448	—	—	1,448
Total Medicare	26,451	—	—	26,451
State-based contracts and other	3,568	—	—	3,568
Specialty benefits	244	—	—	244
Medicare Supplement	251	—	—	251
Total premiums	30,514	—	—	30,514
Services revenue:
Home solutions	—	335	—	335
Primary care	—	469	—	469
Pharmacy solutions	—	278	—	278
Military services and other	252	—	—	252
Total services revenue	252	1,082	—	1,334
Total revenues—external customers	30,766	1,082	—	31,848
Intersegment revenues	1	4,013	(4,014)	—
Investment income	170	—	94	264
Total revenues	30,937	5,095	(3,920)	32,112
Operating expenses:
Benefits	26,675	—	(140)	26,535
Operating costs	2,534	4,644	(3,798)	3,380
Depreciation and amortization	154	59	(30)	183
Total operating expenses	29,363	4,703	(3,968)	30,098
Income from operations	$1,574	$392	$48	$2,014
Benefit ratio	87.4%			87.0%
Operating cost ratio	8.2%	91.1%		10.6%

Humana Inc.
Consolidating Statements of Income—For the three months ended March 31, 2024 (Unaudited)
In millions

	Insurance	CenterWell	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$22,448	$—	$—	$22,448
Group Medicare Advantage	1,989	—	—	1,989
Medicare stand-alone PDP	821	—	—	821
Total Medicare	25,258	—	—	25,258
State-based contracts and other	2,311	—	—	2,311
Commercial fully-insured	256	—	—	256
Specialty benefits	239	—	—	239
Medicare Supplement	197	—	—	197
Total premiums	28,261	—	—	28,261
Services revenue:
Home solutions	—	335	—	335
Primary care	—	241	—	241
Pharmacy solutions	—	211	—	211
Military services and other	251	—	—	251
Commercial ASO	24	—	—	24
Total services revenue	275	787	—	1,062
Total revenues—external customers	28,536	787	—	29,323
Intersegment revenues	1	4,031	(4,032)	—
Investment income	162	—	126	288
Total revenues	28,699	4,818	(3,906)	29,611
Operating expenses:
Benefits	25,251	—	(127)	25,124
Operating costs	2,364	4,483	(3,805)	3,042
Depreciation and amortization	186	53	(30)	209
Total operating expenses	27,801	4,536	(3,962)	28,375
Income from operations	$898	$282	$56	$1,236
Benefit ratio	89.3%			88.9%
Operating cost ratio	8.3%	93.0%		10.4%

Humana Inc.
Membership Detail (Unaudited)
In thousands

	March 31, 2025	Average 1Q25	March 31, 2024	December 31, 2024
Medical Membership:
Individual Medicare Advantage*	5,215.8	5,226.9	5,548.9	5,661.8
Group Medicare Advantage	572.6	574.4	551.5	545.7
Total Medicare Advantage	5,788.4	5,801.3	6,100.4	6,207.5
Medicare stand-alone PDP	2,433.1	2,416.9	2,347.0	2,288.2
Total Medicare	8,221.5	8,218.2	8,447.4	8,495.7
Medicare Supplement	420.5	413.6	323.2	377.3
State-based contracts and other	1,608.1	1,597.8	1,261.4	1,459.9
Military services	4,588.9	4,588.9	5,955.3	6,009.1
Total excluding employer group commercial medical	14,839.0	14,818.5	15,987.3	16,342.0
Fully-insured commercial medical	—	—	109.7	0.3
ASO commercial	—	—	77.7	4.8
Total employer group commercial medical	—	—	187.4	5.1
Total Medical Membership	14,839.0	14,818.5	16,174.7	16,347.1
Specialty Membership:
Dental—fully-insured (B)	2,095.9	2,097.7	2,099.0	2,054.5
Dental—ASO	312.8	313.7	303.8	301.3
Total Dental	2,408.7	2,411.4	2,402.8	2,355.8
Vision	1,906.0	1,907.1	1,884.3	1,843.6
Other supplemental benefits	373.7	372.4	366.1	362.6
Total Specialty Membership	4,688.4	4,690.9	4,653.2	4,562.0

	March 31, 2025	Member Mix March 31, 2025	March 31, 2024	Member Mix March 31, 2024
Individual Medicare Advantage Membership
HMO	2,658.4	51%	2,848.6	51%
PPO/PFFS	2,557.4	49%	2,700.3	49%
Total Individual Medicare Advantage	5,215.8	100%	5,548.9	100%
Individual Medicare Advantage Membership
Shared Risk (C)	1,930.6	37%	2,051.9	37%
Path to Risk (D)	1,571.1	30%	1,785.4	32%
Total Value-based	3,501.7	67%	3,837.3	69%
Other	1,714.1	33%	1,711.6	31%
Total Individual Medicare Advantage	5,215.8	100%	5,548.9	100%
*Individual Medicare Advantage membership includes 799,100 Dual Eligible Special Need Plans (D-SNP) members as of March 31, 2025, a net decrease of 123,100, or 13 percent, from 922,200 as of March 31, 2024, and down 138,000, or 15 percent, from 937,100 as of December 31, 2024.

Humana Inc.
Premiums and Services Revenue Detail (Unaudited)
Dollars in millions, except per member per month; includes intersegment revenues

	For the three months ended March 31,		Per Member per Month (I) For the three months ended March 31,

	2025	2024	2025	2024

Insurance
Individual Medicare Advantage	$22,681	$22,448	$1,446	$1,351
Group Medicare Advantage	2,322	1,989	1,347	1,202
Medicare stand-alone PDP	1,448	821	200	115
State-based contracts and other (E)	3,568	2,311	709	576
Commercial fully-insured (F)	—	256	—	565
Specialty benefits (G)	244	239	19	18
Medicare Supplement	251	197	202	206
Military and other (H)	253	252
Commercial ASO	—	24
Total	30,767	28,537

CenterWell
Pharmacy solutions	2,844	2,828
Primary care	1,419	1,170
Home solutions	832	820
Total	5,095	4,818

Humana Inc.
CenterWell Segment - Pharmacy Solutions (Unaudited)

	For the three months ended March 31, 2025	For the three months ended March 31, 2024	For the three months ended December 31, 2024

Generic Dispense Rate
Total Medicare	91.0%	91.0%	90.9%

Mail-Order Penetration
Total Medicare	26.0%	29.0%	27.6%

Humana Inc.
CenterWell Segment - Primary Care (J) (Unaudited)

	As of March 31, 2025			As of March 31, 2024			Year-over-Year Growth
		Primary			Primary			Primary
	Center	Care	Patients	Center	Care	Patients	Center	Care	Patients
	Count	Providers	Served (K)	Count	Providers	Served (K)	Count	Providers	Served
De novo	136	345	92,000	113	275	52,000	20.4%	25.5%	76.9%
Wholly-owned	193	759	254,200	186	625	203,100	3.8%	21.4%	25.2%
Independent Physician Associations			71,600			62,900			13.8%
	329	1,104	417,800	299	900	318,000	10.0%	22.7%	31.4%

	As of December 31, 2024			Sequential Growth
		Primary			Primary
	Center	Care	Patients	Center	Care	Patients
	Count	Providers	Served (K)	Count	Providers	Served
De novo	133	327	79,400	2.3%	5.5%	15.9%
Wholly-owned	211	675	246,500	(8.5)%	12.4%	3.1%
Independent Physician Associations			64,600			10.8%
	344	1,002	390,500	(4.4)%	10.2%	7.0%

Humana Inc.
CenterWell Segment - Home Solutions (Unaudited)

	For the three months ended March 31, 2025	For the three months ended March 31, 2024	Year-over-Year Growth

Episodic Admissions (L)	82,146	84,260	(2.5)%
Total Admissions - Same Store (M)	108,715	107,827	0.8%

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
1Q25 Earnings Release

A.Net losses associated with the company's non-consolidated minority interest investments.
B.Fully-insured dental membership as reported does not include Humana members that have a Medicare Advantage plan that includes an embedded dental benefit.
C.In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. For these Downside Risk arrangements, the provider is measured against a medical expense ratio target and the company may share savings from reduction to the total cost of care of the defined membership. The result is a high level of engagement on the part of the provider. Under these arrangements, the company may contract with providers to accept partial, full, or global financial risk. In certain instances (capitated shared risk) of these arrangements, the company may choose to prepay these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing.
D.A Path to Risk provider is one who has a high level of engagement and has contracted with the company to participate in an Upside Only/Shared Savings total cost of care arrangement and/or in one of Humana’s Quality Bonus programs (Model Practice), through which the company rewards the provider for achieving quality and utilization targets. Providers who are contracted in an Upside Only/Shared Savings arrangement may receive a portion of achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense targets. These contracts may also include a Downside Risk trigger (future date or membership threshold) which has not yet been met.
E.Per Member per Month (PMPM) shown reflects only Medicaid premiums and average Medicaid membership for the period; includes impact of dual eligible demonstration members.
F.Fully-insured commercial medical premiums also include stop-loss premiums associated with the commercial ASO product; for purposes of the PMPM metric, the commercial ASO stop-loss premiums have been excluded.
G.Specialty per member per month is computed based on reported specialty premiums and average fully-insured specialty membership for the period.
H.The amounts primarily reflect services revenues under the TRICARE East Region contract that generally are contracted on a per-member basis.
I.Computed based on average membership for the period (i.e. monthly ending membership during the period divided by the number of months in the period).
J.De novo refers to all new centers opened or acquired since 2020 under a WCAS joint venture. Wholly-owned refers to all centers outside a WCAS joint venture.
K.Represents Medicare Advantage (MA) risk, MA path to risk, MA value-based, Direct Contracting Entity, and Accountable Care Organization patients.
L.Reflects patient admissions under the Patient Driven Groupings Model (PDGM) payment model.
M.Reflects all patient admissions regardless of reimbursement model. Same store is defined as care centers that have been owned and operated at least the last twelve months and startups that are an expansion of a same store care center.